Exhibit 10.04

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT dated as of October 24, 2016, by and between Coty Services UK Limited, a company incorporated in England and Wales under registration number 325646 (the “Company”), and Camillo Pane (the “Executive” ).

WHEREAS, the Company and Executive entered into an employment agreement dated 20 July 2016 and have now agreed to certain variations to such agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

1.    Employment Term. Executive’s employment by the Company hereunder shall be for a period which shall commence on the day following the closing of the transactions (the “Closing”) contemplated by the Transaction Agreement, dated as of July 8, 2015, by and among The Procter & Gamble Company, Galleria Co., Coty Inc. and Green Acquisition Sub Inc. (such date hereinafter referred to as the “Commencement Date”) and shall continue until terminated in accordance with this Agreement (including, without limitation, the provisions of the document attached at Annex 2). The period commencing as of the Commencement Date and ending on the date on which the Executive’s employment terminates (the “Expiration Date”) is hereinafter referred to as the “Employment Term”. The parties acknowledge that Executive’s period of continuous employment with the Company began on 30 June 2015.

2.    Positions. During the Employment Term, Executive shall serve as Chief Executive Officer of Coty Inc. (the “Parent”) and in such positions with the Parent, the Company or any other business entity, directly or indirectly, controlled by or under common control with the Parent (each, a “Group Company” and together the “Group”) as the Board of directors of the Parent (the “Board”) shall reasonably direct the board of the Company to assign to the Executive. In such capacities, Executive shall carry out such duties appropriate to his status and exercise such powers in relation to, any applicable Group Company and each of their respective businesses as may from time to time be assigned to or vested in him by the Board. Executive shall perform his duties and responsibilities as Chief Executive Officer based in the Coty office in London, and shall travel as required by the Group’s business to other Group Company offices in New York, Paris, and Geneva, as and on such basis as the parties shall mutually agree; provided, however, that Executive shall not perform services from the United States or any other jurisdiction unless and until all necessary visas, work permits or other documentation to permit him lawfully to provide such services in such jurisdictions have been obtained. The Company may also require Executive to work on a temporary basis from any Group Company location and travel to such location as may be required for the performance of his duties. Executive will be required to keep a complete and accurate records of the time spent performing his duties under this Agreement, the nature of those duties, and the location from where such duties were performed. Executive shall devote his best efforts to the performance of his duties hereunder and shall not engage in any other business, profession or occupation for compensation or otherwise; provided, that nothing herein shall be deemed to preclude Executive from engaging in personal, charitable or civic activities or serving on the board of directors of a corporation or the equivalent governing body of another business entity that would not violate the covenants contained in Annex 2 hereto as long as such activities, either individually or in the aggregate, do not interfere with the performance of his duties hereunder.

3.    Base Salary. During the Employment Term, the Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of the equivalent of US$1,000,000 payable in pounds sterling (“GBP”), converted at an exchange rate equal to the average of the daily US$:GBP spot exchange rates published by the Bank of England on each day of September 2016. The Base Salary shall be payable in arrears, in accordance with the usual payment practices of the Company. Salary shall be inclusive of any sums receivable (and shall abate by any sums received) by the Executive as director’s fees from any Group Company or otherwise arising from any office, held by the Executive by virtue of his employment under this Agreement. Executive’s Base Salary shall be subject to periodic review by the Board, not less frequently than annually, for possible increase and any such increased rate will thereafter be the Base Salary for all purposes of this Agreement. Under no circumstances may the Base Salary be decreased during the Employment Term.

4.    Bonus.

(a)     With respect to each fiscal year in the Employment Term, Executive shall be eligible for a target bonus of one-hundred percent (100%) of his Base Salary payable for such year (the “Target Bonus”) based on the achievement by the Group of performance criteria to be established by the Board (or any duly authorized committee thereof) in accordance with the Parent’s annual incentive plan as established by the Board and as in effect from time to time (the “Performance Plan”). The bonus to which the Executive would be eligible under the terms of this Section 4(a) during the remainder of the current fiscal year at the Commencement Date shall be determined on a pro rata basis to reflect the proportion of the current fiscal year remaining at the Commencement Date. The bonus actually payable for any year may be less than the Target Bonus (including zero), if performance goals are not met, or may exceed the Target Bonus, if performance goals are exceeded, up to a maximum amount equal to 3.6 times the Target Bonus. Any amount payable as a bonus hereunder shall be paid in accordance with the terms of the Performance Plan at or about the same time bonuses are paid to the Parent’s other senior executives, but not later than 15 March of the calendar year following the end of the performance period upon which such bonus is determined. The Executive must be in employment on the payment date in order to be entitled to a bonus under this Section 4(a) in respect of the preceding fiscal year.

(b)    In the event of the exchange of any Vested Series A Preferred Stock in accordance with the terms of the Second Subscription Agreement (as defined below) where the Fair Market Value of a share of Class A Common Stock on the Exchange Date is greater than the aggregate of $3.50 and the Fair Market Value of a share of Class A Common Stock of Parent on the original issue date of the Shares under the Second Subscription Agreement, Executive shall be entitled to receive a cash bonus equal to the number of Vested Series A Preferred Stock which are exchanged multiplied by US$2.60, less any deductions required by law. A bonus payable under this Section 4(b) shall be paid within 30 days of the relevant Exchange Date. Capitalized terms used in this Section 4(b) shall have the meaning given to them in the Second Subscription Agreement (as defined below). Notwithstanding anything else contained in this Agreement to the contrary, if and to the extent that any portion of the bonus payable under this Agreement is attributable to services performed in the United States or is otherwise subject to US taxation because the Executive is resident in the United States, such amount will be payable not later than March 15 of the year following the year in which the preferred stock of Parent purchased by the Executive pursuant to the Second Subscription Agreement become Vested Series A Preferred Stock (unless otherwise deferred in accordance with the requirements of Section 409A of the Internal Revenue Code).

(c)    If at the date on which the shares of preferred stock of Parent purchased by Executive pursuant to the terms of the subscription agreement entered into by Executive dated 15 April, 2015 (the “First Subscription Agreement” ) become Vested Series A Preferred Stock (the “Vesting Date”): (i) the Executive is still employed by the Company; and (ii) the Fair Market Value of a share of Class A Common Stock of Parent on the Vesting Date exceeds the aggregate of US$3.00 and the Fair Market Value of a share of Class A Common Stock of Parent on the original issue date of the Shares under the First Subscription Agreement, Executive shall be entitled to receive a cash bonus equal to US$1,937,763, less any deductions required by law. A bonus payable under this Section 4(c) shall be paid not later than March 15 of the year following the Vesting Date. Capitalized terms used in this Section 4(c) but not otherwise defined in this Agreement shall have the meanings given to them in the First Subscription Agreement.

(d)    The Company shall pay to the Executive a sign-on bonus of US$900,000 (the “Sign-On Bonus”), less any deductions required by law, such bonus to be paid within 30 days of the Commencement Date. In the event that the employment of the Executive terminates prior to the Exchange Date, the Executive shall repay to the Company an amount equal to the Sign-On Bonus within 30 days of the date on which the employment of the Executive terminates, except where the termination is due to either: (i) a termination by the Company without Cause; or (ii) a termination as a result of the Executive’s death or Disability; or (iii) a termination by the

Executive for Good Reason within 12 months following a Change in Control occurring after the first anniversary of the original issue date of the Series A Preferred Stock under the Second Subscription Agreement. The Executive agrees that the Company may deduct any amount payable by the Executive under this Section 4(d) from any amounts due to the Executive. Capitalized terms used in this Section 4(d) but not otherwise defined in this Agreement shall have the meanings given to them in the Second Subscription Agreement.

5.    Inducement Equity Grant. By the Commencement Date or, if later, the date of acceptance by The Procter & Gamble Company (“P&G”), of a tax opinion reasonably satisfactory to P&G, as contemplated by the Tax Matters Agreement, which was entered into at Closing, by and among P&G, the Company, Galleria Co. and Green Acquisition Sub, Executive and the Parent shall enter into a subscription agreement, substantially in the form attached hereto as Annex 1, and as may be amended from time to time (the “Second Subscription Agreement”), pursuant to which, and subject to Board approval, Executive shall buy from the Parent (or such other person or third party as nominated by the Parent) 1,000,000 Series A Preferred Stock at a purchase price (the ” Purchase Price “) to be determined at or about the date of such purchase by an independent qualified professional appraisal firm selected by the Parent.

6.    Executive Benefits. During the Employment Term, Executive shall be entitled to participate in the employee benefit plans generally made available to senior executives of the Group in the United Kingdom, including, without limitation, any pension plan and plans providing medical, dental, accidental death and disability and life insurance coverage, on, and in accordance with, the terms and conditions specified in such plans. With respect to each calendar year during which Executive is employed by the Company and subject in each case to his continued employment through the date of grant, at or about the time that the Group makes annual grants generally to its senior executives Executive shall receive annual equity based incentive compensation awards pursuant to and in accordance with the Group’s then effective equity incentive plan and the Group’s generally applicable incentive compensation practices as in effect from time to time. Subject to the discretion of the Board (or the appropriate duly authorized committee thereof) to modify the form and/or size of such award, it is currently expected that that annual grants to Executive shall be with respect to an amount of 3,000,000 USD in restricted stock units of the Parent, with each such unit representing the right to receive upon vesting one share of the Related Common Stock (the “Annual RSUs”), having terms and conditions established in accordance with the terms of such plan that the Board (or the appropriate duly authorized committee thereof) determines to be appropriate; provided that such Annual RSUs shall remain subject to forfeiture until, and shall only become vested upon, Executive’s completion of five years of continuous service following the date of grant or Executive’s earlier termination of employment due to his death or Disability (as defined in the Equity and Long-Term Incentive Plan of Parent (the “LTIP”). The Executive shall be entitled to 25 vacation days in additional to public holidays per year subject to the terms and conditions of the Company’s standard vacation policies for its employees as in effect from time to time (the “Vacation Policy”), including, without limitation, such overall limitations on accrued but unused vacation as the Vacation Policy may provide. Executive shall also be provided with the use of a Company-provided automobile in accordance with the policy applicable to the use of Company-provided vehicles by senior executives of the Group or, at the election of Executive, be entitled to receive a car allowance of an amount calculated in accordance with such policy.

7.    Business Expenses. The Company shall reimburse such of Executive’s travel, entertainment and other business expenses as are reasonably and necessarily incurred by Executive during the Employment Term in the performance of his duties hereunder, in accordance with the Company’s policies as in effect from time to time.   Subject to any limitations and conditions that may apply at applicable law, Executive hereby authorizes the Company to deduct from any sums owing to him (including but not limited to salary and accrued holiday pay) the amount of any sums owing from the Executive to the Company at any time.

8.    Termination. Upon a termination of the Employment Term, Executive shall be entitled to the payments described in this Section 8. Capitalized terms in this Section 8 shall have the meaning given to them in the LTIP.

(a)    For Cause by the Company; by Executive without Good Reason. The Employment Term may be terminated by the Company, subject to the provisions of this Section 8(a), for Cause or by Executive without Good Reason. If the Employment Term is terminated by the Company for Cause or by Executive without Good Reason, Executive shall be entitled to receive his Base Salary through the date of termination, any Bonus that has been earned in accordance with Section 4(a) for a prior fiscal year but not yet paid, and any unreimbursed business expenses, payable promptly following the later of the date of such termination and the date on which the appropriate documentation is provided. The amounts payable under the immediately preceding sentence shall be called the “Accrued Obligations.” Executive shall also be entitled to receive any other non-forfeitable benefits that may be payable following termination of the Employment Term pursuant to the express provisions of the plans, policies and practices of the Company applicable to Executive (the “Vested Plan Benefits”), which shall be payable at the time(s) determined in accordance with such plans, policies or practices.

(b)    Disability; Death. The Employment Term shall terminate upon Executive’s death or, at the Company’s election, if Executive incurs a Disability. In such event, the Company shall pay Executive, his estate or his duly designated beneficiaries, the Accrued Obligations and the Vested Plan Benefits. In addition, Executive, his estate or his duly designated beneficiaries shall be entitled to receive, at such time as annual bonuses for the fiscal year in which his termination occurs are determined and paid for other executives, (i) the bonus the Executive would have received under the Performance Plan in respect of the year in which his termination of employment occurs, taking into account the performance certified under the Performance Plan with respect to such year and disregarding any application of discretionary factors that would have the effect of reducing amounts earned under the Performance Plan except to the extent that such reduction does not exceed the average reduction applied to all other Performance Plan participants for such year, multiplied by (ii) a fraction, the numerator of which is the number of days in the applicable fiscal year occurring before and including the date of Executive’s termination, and the denominator of which is 365 (the “Pro-Rated Bonus”). Any amount owing to Executive, his estate or his duly designated beneficiaries under the preceding sentence shall be reduced, but not below zero, by the amount, if any, previously received under the Performance Plan in respect of such year.

(c)    By the Company without Cause; by Executive with Good Reason. The Employment Term may be terminated by the Company without Cause or by Executive with Good Reason subject to compliance with any statutory notice periods, and the notice period referred to in Annex 2, that may be applicable or payment in lieu thereof.  If the Employment Term is terminated by the Company without Cause or by Executive with Good Reason, subject to Executive’s continued compliance with the covenants set forth in Annex 2 hereto and execution of a general release having customary terms and conditions satisfactory to the Company, Executive shall receive (i) the Accrued Obligations, (ii) the Vested Plan Benefits, (iii) the Pro-Rated Bonus, (iv) a payment equal to two (2) times (or, in the event of termination of the Employment Term by Executive for Good Reason following a Change in Control, three (3) times) the aggregate of the Base Salary and the higher of the Target Bonus and the average of the bonuses paid under Section 4(a) above in the three years immediately prior to the termination of the Employment Term (the “Severance Benefit”), (v) payment by the Company of Executive’s cost to continue participation in the Group’s medical plans until the earlier of (A) the end of the period over which the Severance Benefit is payable and (B) such time as Executive is eligible to receive comparable welfare benefits from a subsequent employer, and (vi) any unreimbursed business expenses, payable promptly following the later of the date of such termination and the date on which the appropriate documentation is provided.

Without limiting the generality of the foregoing, any Severance Benefits payable under this Section 8(c) will be reduced by an amount equal to (i) compensation to which the Executive may be awarded in respect of a claim brought by him for unfair or constructive dismissal or/and any other compensatory payments that might be awarded to him by any court or tribunal of competent jurisdiction; (ii) any additional compensation which the Executive may be awarded in any other country in which he works as a result of the termination of his employment or directorship with any Group Company and (iii) any payment in lieu of notice.

(d)    Notice of Termination. Where notice of termination has been served by either party the Company may in its absolute discretion require Executive to take “Garden Leave” for all or any part of the notice period. If the Executive is asked to take Garden Leave he may not attend at his place of work or any of the premises of any Group Company. Executive may be required not to carry out any duties during the remaining period of employment. Executive may be asked to resign immediately from any offices he holds with the Company or any Group Company. During Garden Leave, Executive may not without prior written permission of the Company contact or attempt to contact any client, customer, supplier, agent, professional adviser, broker or banker of any Group Company or any employee (save for personal reasons) of any Group Company. During any period of Garden Leave Executive will continue to receive full salary and benefits and all of the obligations that Executive has to the Company under this Agreement and at common law remain in full force and effect.

(e)    Resignation from Positions Upon Termination. Unless otherwise agreed upon in writing by the Company and Executive, upon the termination of Executive’s employment for any reason, Executive shall be deemed to have resigned, without any further action by Executive, from any and all positions (including, but not limited to, any officer and/or director positions or positions as a fiduciary of any of the Group’s employee benefit plans) that Executive, immediately prior to such termination, (i) held within the Group and (ii) held with any other entities at the direction of, or as a result of Executive’s affiliation with, the Group. If for any reason this Section 8(e) is deemed to be insufficient to effectuate such resignations, then Executive shall, upon the Company’s request, execute any documents or instruments that the Company may deem necessary or desirable to effectuate such resignations.

9.    Restrictive Covenants. On or prior to the Commencement Date, Executive shall enter into the Company’s standard restrictive covenant agreement for senior executives contained in the Confidentiality, Non-Competition and Non-Solicitation Deed attached hereto as Annex 2 and comply with all other provisions of such deed. Participation, and continued participation, in the Group long-term incentive plan(s) and other equity plans is subject to the execution of such agreement, a copy of which has been given to Executive.

10.    Indemnification. Executive shall be entitled to indemnification by the Company in accordance with the provisions of the Parent’s certificate of incorporation, bylaws, actions of the Board, as the same shall be in effect from time to time and to the extent permitted by law, and Executive shall be entitled to the protection of any insurance policies any Group Company may elect to maintain generally for the benefit of its officers and directors.

11.    Miscellaneous.

(a)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of England and Wales.

(b)    Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof, including, without limitation, the employment of Executive by the Company, and supersedes any prior oral or written agreements between, by or among the Parent, the Company and Executive (including, without limitation, the employment agreement entered into between the Company and the Executive dated 20 July 2016). There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and therein. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and the Company.

(c)    No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or the Company, as the case may be.

(d)    Severability. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in Annex 2 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory restriction or any other restriction contained in Annex 2 is an unenforceable restriction against Executive, such provision shall not be rendered void but shall be deemed amended to apply to such maximum time and territory, if applicable, or otherwise to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in Annex 2 is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein. In the event that any one or more of the other provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(e)    Assignment. This Agreement is for the performance of personal services by Executive and may not be assigned by Executive without the consent of the Company. The Company may assign its rights and delegate its duties hereunder in whole or in part to any transferee of all or a portion of the assets or business to which Executive’s employment relates.

(f)    Mitigation. Executive shall not be required to mitigate the amount of any payment or benefit to be provided pursuant to Section 8 by seeking other employment or otherwise and, except to the extent expressly set forth in Section 8, no such amount shall be subject to offset due to compensation provided to Executive by another employer.

(g)    Successors. This Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees of the parties hereto. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive’ death by giving the Company written notice thereof. In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

(h)    Communications. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be seemed to have been duly given when faxed or delivered or two business days after being posted by registered post, addressed (A) to the Executive at his address then appearing in the personnel records of the Company and (B) to the Chairman of the Company at the Company’s then current head office, with a copy to the Parent’s general counsel, or (C) to such other address as either party may have furnished to the other in writing in accordance herewith, with such notice of change of address being effective only upon receipt.

(i)    Withholding Taxes. Each Group Company may withhold from any and all amounts payable and other benefits receivable under this Agreement or otherwise as a result of the Executive’s employment such national, local and any other applicable taxes and national insurance contributions and other social charges or taxes as may be required to be withheld pursuant to any applicable law or regulation. Executive shall indemnify the Company for itself and on behalf of each Group Company in relation to any national, local and any other applicable taxes and national insurance contributions and other social charges or taxes not already deducted from the Executive’s remuneration (or any taxes replacing the same) for which the Company or any Group Company has an obligation at any time to account (whether during the Executive’s employment by the Company or after the termination of the Employment Term) in relation to Executive and authorizes each Group Company to deduct any indemnified amount from any amount otherwise payable to Executive.

(j)    Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of Executive’s employment to the extent necessary to the agreed preservation of such rights and obligations.

(k)    Representations. Each party represents and warrants to the other that he or it is fully authorized and empowered to enter into this Agreement and that the performance of his or its obligations under this Agreement will not violate any agreement between his or it and any other person or entity.

(l)    Dispute Resolution. Any dispute or controversy arising under or in connection with this Agreement or Executive’s employment with the Company that cannot be mutually resolved by the parties to this Agreement and their respective advisors and representatives shall be resolved exclusively in the courts of England and Wales. Each party hereto hereby irrevocably accepts and submits to the exclusive jurisdiction of such courts for purposes hereof.

(m)    Compliance with Section 409A. This Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Internal Revenue Code (“Section 409A”). If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of Section 409A, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A, each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall the Executive, directly or indirectly, designate the calendar year of payment.

All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in the Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar - year, calendar year following the year in which the expense is incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

To the extent payment of any amounts or benefits under this Agreement is conditioned upon Executive’s execution of a general release of claims in favor of the Parent, the Company and/or any Group Company, such release must be executed, returned to the Company and become irrevocable within the period that is no later than sixty (60) days following the termination of the Employment Term.  To the extent that the period for consideration of such a release spans two (2) calendar years, no payment of any amount or benefit that is considered to be nonqualified deferred compensation within the meaning of Section 409A and conditioned upon the release shall be made before the first day of the second calendar year, regardless of when the release is actually executed and returned to the Company.

(n)    Delay in Payment. Notwithstanding any provision in this Agreement to the contrary, if at the time of the Executive’s termination of employment with the Company (or any successor thereto), the Company (or any corporation, partnership, joint venture, organization or entity within the Company’s controlled group within the meaning of Sections 414(b) and (c) of the Internal Revenue Code) has securities which are publicly-traded on an established securities market and the Executive is a “specified employee” (as defined in Section 409A and determined in the sole discretion of the Company, or any successor thereto, in accordance with the Company’s, or any successor’s, “specified employee” determination policy) and it is necessary to postpone the commencement of any severance payments or deferred compensation otherwise payable pursuant to this Agreement as a result of such termination of employment to prevent any accelerated or additional tax under Section 409A, then the Company (or any successor thereto) will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) that are not otherwise paid within the short-term deferral exception under Section

409A and are in excess of the lesser of two (2) times (i) the Executive’s then-annual compensation or (ii) the limit on compensation then set forth in Section 401(a)(17) of the Internal Revenue Code, until the first payroll date that occurs after the date that is six (6) months following the Executive’s “separation from service” with the Company (or any successor thereto), as defined under Section 409A. If any payments are postponed due to such requirements, such postponed amounts will be paid in a lump sum to the Executive on the first payroll date that occurs after the date that is six (6) months following the Executive’s “separation from service” with the Company (or any successor thereto), and any amounts payable to the Executive after the expiration of such six (6)-month period under this Agreement shall continue to be paid to Executive in accordance with the terms of this Agreement. If the Executive dies during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of Section 409A shall be paid to the personal representative of the Executive’s estate within sixty (60) days after the date of the Executive’s death.

(o)    Clawback. All compensation and benefits hereunder shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (1) any clawback, forfeiture or other similar policy adopted by the Board or a duly authorized committee of the Board, as in effect from time to time, and (2) applicable law.  In addition, if Executive receives any amount in excess of the amount that Executive should have otherwise received under the terms of this Agreement or any compensation or benefit plans of the Group for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the Board or a duly authorized committee of the Board may provide that Executive shall be required to repay any such excess amount.

(p)    Data Protection. Executive consents to the holding and processing of personal data provided by him to the Company for all purposes relating to this employment, including but not limited to administering and maintaining personnel records, paying and reviewing salary and other remuneration and benefits, undertaking performance appraisals and reviews, maintaining sickness and other absence records and taking decisions as to fitness for work. The Company may make such information available to any Group Company, those who provide products or services to any Group Company (such as advisers and payroll administrators), regulatory authorities, potential purchasers of the Company or the business in which the Executive works, and as may be required by law. The Executive consents to the transfer of such information to any Group Company and any Group Company’s business contacts outside the European Economic Area in order to further their business interests even where the country or territory in question does not maintain adequate data protection standards. Executive further acknowledges and agrees that the Company may, in the course of its duties as an employer, be required to disclose personal data relating to him, after the end of his employment. This does not affect Executive’s rights under the Data Protection Act 1998.

(q)    Working Time Regulations. Executive and the Company each agree that the nature of Executive’s position is such that his working time cannot be measured, that in accordance with Regulation 5 of the Working Time Regulations 1998 the provisions of Regulation 4(1) do not apply to Executive, and that Executive’s appointment hereunder falls within the scope of Regulation 20 of the Working Time Regulations 1998. Executive shall give the Company three months’ notice in writing if he wishes Regulation 4(1) to apply to him.

(r)    Third Party Rights. Save as expressly provided in this Agreement, a person who is not a party to this agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement. Executive will, at the request of the Company, enter into a separate agreement with any entity within the Group that the Company may require under the terms of which he will agree to be bound by provisions of this Agreement and the document attached at Annex 2 which are to the benefit of such other entity.

(s)    Tax Election. the Participant irrevocably agrees to enter into such tax elections including (without limitation) a joint election, under section 431(1) or section 431(2) of Income Tax (Earnings and Pensions) Act 2003, in respect of the acquisition, holding or disposal of any shares of securities, in such form and within such time limits as may be required by the Company.

(t)    Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(u)    Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement. Any reference to the Executive in the masculine gender herein is for convenience and is not intended to express any preference by the Company for executives of any gender.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COTY SERVICES UK LIMITED	CAMILLO PANE

By: /s/ Sébastien Froidefond	/s/ Camillo Pane

Name: Sébastien Froidefond
Title: Director

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